Exhibit 10.4
Aether Holdings, Inc.
2006 Management Bonus Plan

Purpose	Aether Holdings, Inc., a Delaware corporation (the “Company”), wishes to motivate, reward and retain key management employees of the Company and its subsidiaries. To further these objectives, the Company hereby sets forth this Aether Holdings, Inc. 2006 Management Bonus Plan (the “Plan”), effective as of June 6, 2006, to provide participants with opportunities to earn performance-based bonus awards (“Awards”).

Participants	For each Performance Period, the Chief Executive Officer will be eligible for Awards under this Plan. In addition, the Compensation Committee (the “Committee”), as described below, may designate key management employees of the Company (including those of any subsidiary, operating unit or division), who, in addition to the Chief Executive Officer, will be eligible for Awards under this Plan (the “Participants”).

Administrator	The Plan’s administrator shall be the Committee. The Committee, which shall be comprised solely of two or more outside directors, is responsible for the general operation and administration of the Plan and for carrying out its provisions and has full discretion in interpreting and administering the provisions of the Plan. Subject to the express provisions of the Plan, the Committee may exercise such powers and authority of the Board of Directors as the Committee may find necessary to carry out its functions. The Committee shall exercise its power under the Plan in a manner that preserves the Company’s federal income tax deduction for payments made under the Plan, in accordance with the requirements of Section 162(m) (“Section 162(m)”) of the Internal Revenue Code of 1986, as amended (the “Code”). (All references to Section 162(m) or any other code section include successor provisions, related regulations and amendments).

General Responsibilities	Subject to the terms herein, for each Performance Period, the Committee will:
(i)	determine the size of the Bonus Pool;

(ii)	establish performance objectives for Awards;

(iii)	designate the key management employees who, in addition to the Chief Executive Officer, will be Participants in the Plan;

(iv)	define Award terms and conditions, including the Bonus Pool Percentage, for each Participant;

(v)	determine and certify the Award amounts earned;

(vi)	determine and make permitted discretionary reductions to Awards otherwise earned; and

(vii)	decide whether, under what circumstances, and subject to what terms Awards may be paid on a deferred basis.

All designations, determinations, interpretations and other decisions made under or with respect to the Plan and all Awards made under the Plan are within the sole and absolute discretion of the Committee and will be final, conclusive and binding on all persons, including the Company, Participants and Beneficiaries or other persons having or claiming any rights under the Plan.

Performance Objectives	(i) Establishment. Performance objectives for Awards may be expressed in terms of (i) earnings per share, (ii) share price, (iii) pre-tax profits, (iv) net earnings, (v) return on equity or assets, (vi) sales, or (vii) any combination of the foregoing. Performance objectives may be absolute or relative (to prior performance of the Company or to the performance of one or more other entities or external indices) and may be expressed in terms of a progression within a specified range. The performance objectives with respect to a Performance Period shall be established in writing by the Committee by the earlier of (x) the date on which a quarter of the Performance Period has elapsed or (y) the date which is ninety (90) days after the commencement of the Performance Period, and in any event while the performance relating to the performance objectives remain substantially uncertain.

(ii) Effect of certain events. At the time of the granting of a performance award, or at any time thereafter, in either case to the extent permitted under Section 162(m) and the regulations thereunder without adversely affecting the treatment of the performance award as performance-based compensation, the Committee may provide for the manner in which performance will be measured against the performance objectives (or may adjust the performance objectives) to reflect the impact of specified corporate transactions, accounting or tax law changes and other extraordinary or nonrecurring events.

(iii) Determination of performance. Prior to the payment of any Award to a Participant who is subject to Section 162(m), the Committee shall certify in writing that the applicable performance objectives have been satisfied to the extent necessary for such Award to qualify as performance based compensation.

Limitation on Awards	Notwithstanding any other provisions of this Plan, the aggregate amount of Awards payable under this Plan in any one fiscal year shall not exceed 5% of the annual net income of the Company, as determined based on the Company’s audited financial statements (the “Bonus Pool”).

Designation of Participants and Bonus Pool Percentages	At the time the Committee establishes performance objectives, the Committee shall (i) designate the key management employees who, in addition to the Chief Executive Officer, are eligible for Awards and (ii) determine the percentage of the Bonus Pool (a “Bonus Pool Percentage”) which shall comprise the Award to each Participant. The Bonus Pool Percentage of the Chief Executive Officer always shall be at least 50%. The sum of all Bonus Pool Percentages shall not exceed 100%.

Payment of Awards	Subject to the limitations set forth in this section, Awards determined under the Plan for a Performance Period will be paid to Participants in cash and, if the Company’s equity plans allow, in shares of the Company’s stock or other equity-based awards. Except as provided below, awards will be paid as soon as practicable following the end of the Performance Period, but in any event in accordance with Section 409A of the Code (“Section 409A”)

Deferral. The Committee may specify that all or a portion of an Award for any given Performance Period will be paid on a deferred basis, in accordance with any Award payment rules the Committee may establish for the Performance Period; provided, however, that all such deferred payments must comply with Section 409A.

Continued Employment. The Committee may require that Participants for a Performance Period must still be employed as of the end of the Performance Period and/or as of the later date the Awards for the Performance Period are announced to be eligible to receive an Awards for the Performance Period. Any such requirement must be established and announced within the Applicable Period and may be subject to such exceptions as the Committee may specify within the Applicable Period.

Performance Period	The Performance Period shall be the applicable fiscal year (which may be prorated in the Committee’s discretion).

Applicable Period	The Applicable Period with respect to any Performance Period shall be the period beginning on the first day of the Performance Period and ending on the 90th day of the Performance Period.

Forfeiture or Proration	Within the Applicable Period and subject to the Committee certificate required for payment of Awards, the Committee may adopt such forfeiture, proration or other rules that it deems appropriate, in its sole and absolute discretion, regarding the impact on Awards of (i) a Participant’s death, disability, voluntary termination of employment, termination of employment by the Company for cause or the termination of employment by the Company for reasons other than cause, and (ii) a Change of Control (as defined in the Company’s 1999 Equity Incentive Plan).

Other Plans	Awards will not be treated as compensation for purposes of any other compensation or benefit plan, program or arrangement of the Company or any subsidiary unless and except to the extent that the Board of Directors or the Committee determines so in writing.

Neither the adoption of this Plan nor the submission of the Plan to the Company’s stockholders for approval shall be construed as limiting the power of the Board of Directors or the Committee to adopt such other incentive arrangements as either may deem appropriate.

Legal Compliance	The Company will not make payments of Awards until all applicable requirements imposed by federal and state laws, rules and regulations, and by any applicable regulatory agency, have been fully met. No provision in the Plan or action taken under it authorizes any action that federal or state laws otherwise prohibit.

The plan is intended to conform with all provisions of Section 162(m) and Treasury Regulation 1.162-27 to the extent necessary to allow the Company a federal income tax deduction for Awards as “qualified performance based compensation.” Awards under the Plan are intended to comply with all of the provisions of Section 409A and the regulations thereunder.

Notwithstanding anything in the Plan to the contrary, the Committee must administer the Plan, and Awards may be granted and paid, only in a manner that conforms to such laws, rules and regulations. To the extent permitted by applicable law, the Plan will be treated as amended to the extent necessary to conform to such laws, rules and regulations.

Tax Withholding	The Company may make all appropriate provisions for the withholding of federal, state and local taxes imposed with respect to Awards, which provisions may vary with the time and manner of payment.

No Transfer of Rights	Except as and to the extent the law requires, or as the Plan expressly provides, a Participant’s rights under the Plan may not be assigned, pledged or otherwise transferred in any way, whether by operation of law or otherwise or through any legal or equitable proceeding (including bankruptcy), by the Participant to any person.

Beneficiary Designations	Each Participant may designate in a written form filed with the Committee (or other designated recipient) the person or persons (the “Beneficiary” or “Beneficiaries”) to receive the amounts (if any) payable under the Plan if the Participant dies before the Award payment date for a Performance Period. A Beneficiary designation filed under this section will not be considered a prohibited transfer of rights.

A Participant may change a Beneficiary designation at any time without the Beneficiary’s consent (unless otherwise required by law) by filing a new written Beneficiary designation with the Committee. A Beneficiary designation will be effective only if the Company is in receipt of the designation before the Participant’s death.

If no effective Beneficiary designation is made, the beneficiary of any amounts due will be the Participant’s estate.

Amendment or Termination of Plan	Subject to the limitations set forth in this section, the Board may amend, suspend or terminate the Plan at any time, without the consent of the Participants or their Beneficiaries.

Without the Participant’s written consent, no amendment or termination may materially adversely affect the Award rights (if any) of any already designated Participant for a given Performance Period once the Committee has announced the Participant designations for such Performance Period.

The Board or the Committee may make any amendments necessary to comply with applicable regulatory requirements, including Section 162(m) and Section 409A and any regulations thereunder.

The Board must submit any Plan amendment to the Company’s stockholders for their approval if and to the extent such approval is required under Section 162(m).

Limitations on Liability	No member of the Committee and no other individual acting as a director, officer, other employee or agent of the Company will be liable to any Participant, former Participant, spouse, Beneficiary, or any other person for any claim, loss, liability, or expenses incurred in connection with the Plan. No member of the Committee will be liable for any action or determination (including, but not limited to, any decision not to act) made in good faith with respect to the Plan or Award under the Plan. If a Committee member intended to qualify as an “outside director” under Section 162(m) does not in fact so qualify, the mere fact of such nonqualification will not invalidate any Award or other action made by the Committee under the Plan that otherwise was validly made under the Plan.

The Company will indemnify and hold harmless each member of the Committee, director, officer, other employee or agent of the Company to whom it or another has delegated or does delegate any duty or power relating to the administration or interpretation of the Plan, against any cost or expense (including attorneys’ fees)

or liability (including any sum paid in settlement of a claim with the Board’s approval) arising out of any act or omission to act concerning this Plan unless arising out of such person’s own fraud and bad faith.

No Employment Contract	Nothing contained in this Plan constitutes an employment contact between the Company and the Participants. The Plan does not give any Participant any right to be retained in the Company’s employ, and it does not enlarge or diminish the Company’s right to end the Participant’s employment or other relationship with Company.

Applicable Law	The laws of the State of Delaware (other than its choice of law provisions) govern this Plan and its interpretation.

Duration of the Plan	The Plan will remain effective until terminated by the Board, provided, however, that the continued effectiveness of the Plan will be subject to the approval of the Company’s stockholders at such times and in such manner as Section 162(m) may require.

Disclosure and Approval of the Plan	The Plan must be submitted to the Company’s stockholders for their approval. The specific terms of the Plan, including the class of employees eligible to be Participants and the terms of payments of Awards, must be disclosed to the stockholders to the extent Section 162(m) requires. The stockholders must approve the Plan by separate vote after such disclosure. If the stockholders do not approve the Plan, the Plan will be treated as void and of no effect.